Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2020 RESULTS

•	First quarter net sales were $313 million, up 18% year-over-year

•	Operating income, as a percent of net sales, increased 90 basis points from the prior year first quarter

•	Strong cash flow provided by operations of $39.6 million during the quarter

•	Returned $3.5 million to Share Owners in stock repurchases during the quarter
JASPER, IN (November 5, 2019) - Kimball Electronics, Inc. (NASDAQ: KE) today announced financial results for its first quarter ended September 30, 2019.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2019	2018
Net Sales	$313,385	$265,620
Operating Income	$11,115	$7,032
Adjusted Operating Income (non-GAAP) (1)	$11,115	$6,940
Operating Income %	3.5%	2.6%
Net Income	$6,598	$5,069
Adjusted Net Income (non-GAAP) (1)	$6,598	$4,999
Diluted EPS	$0.26	$0.19
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “We delivered excellent growth results in the first quarter of fiscal year 2020 despite a general softening in the overall market. We achieved double-digit growth in three of our four end market verticals when compared to the same period last year, including a new quarterly record for net sales in our Medical end market vertical.”
Mr. Charron continued, “We are extremely pleased with the progress we made in expanding our operating margin in the first quarter when comparing both year-over-year and sequentially from the fourth quarter of fiscal year 2019. As new programs ramp up to projected run rates and we continue to drive improvements in the GES operations, we expect to realize additional leverage from our sales growth.”
First Quarter Fiscal Year 2020 Overview:

•
Consolidated net sales increased 18% compared to the first quarter of fiscal year 2019. The GES acquisition added 2% to net sales for the quarter while unfavorable foreign currency movements adversely impacted consolidated net sales by approximately 2% compared to the same quarter a year ago.

•	Operating activities provided cash of $39.6 million during the quarter, which compares to cash used by operating activities of $10.0 million in the first quarter of fiscal year 2019.

•
Cash conversion days (“CCD”) for the quarter ended September 30, 2019 were 73 days, which declined sequentially from 77 days in the fourth quarter of fiscal year 2019 from improvement in days sales outstanding as a result of increased utilization of accounts receivable factoring arrangements. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $11.7 million during the quarter.

•	$3.5 million was returned to Share Owners during the quarter in the form of common stock repurchases.

•	Cash and cash equivalents were $55.4 million and borrowings outstanding on credit facilities were $109.6 million at September 30, 2019, including $91.5 million classified as long-term.

•
Return on invested capital (“ROIC”), calculated for the trailing twelve months, was 9.0% and 9.3% for the twelve months ended September 30, 2019 and 2018, respectively (see reconciliation of non-GAAP financial measures for ROIC calculation).

Net Sales by Vertical Market:

	Three Months Ended
	September 30,
(Amounts in Millions)	2019	2018	Percent Change
Automotive	$124.4	$105.9	17%
Medical	101.3	82.2	23%
Industrial	64.7	57.4	13%
Public Safety	17.1	17.1	—%
Other	5.9	3.0	96%
Total Net Sales	$313.4	$265.6	18%
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions, ramp up of new operations, global economic conditions, geopolitical environment, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, impact related to tariffs and other trade barriers, and increased competitive pricing pressures. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2019.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, and ROIC. These measures include adjustments for the three months ended September 30, 2018 for proceeds from a class action lawsuit settlement. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effect of the proceeds from the lawsuit settlement. Excluding this amount allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations.

Conference Call / Webcast

Date:	November 6, 2019
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	1836429
The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2019		September 30, 2018
Net Sales	$313,385	100.0%	$265,620	100.0%
Cost of Sales	291,192	92.9%	247,434	93.2%
Gross Profit	22,193	7.1%	18,186	6.8%
Selling and Administrative Expenses	11,078	3.6%	11,246	4.2%
Other General Income	—	—%	(92)	—%
Operating Income	11,115	3.5%	7,032	2.6%
Other Income (Expense), net	(2,402)	(0.7)%	(554)	(0.2)%
Income Before Taxes on Income	8,713	2.8%	6,478	2.4%
Provision for Income Taxes	2,115	0.7%	1,409	0.5%
Net Income	$6,598	2.1%	$5,069	1.9%

Earnings Per Share of Common Stock:
Basic	$0.26		$0.19
Diluted	$0.26		$0.19

Average Number of Shares Outstanding:
Basic	25,495		26,507
Diluted	25,609		26,628

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2019	2018
Net Cash Flow provided by (used for) Operating Activities	$39,619	$(10,013)
Net Cash Flow used for Investing Activities	(11,725)	(4,646)
Net Cash Flow (used for) provided by Financing Activities	(20,588)	43,714
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,231)	(514)
Net Increase in Cash and Cash Equivalents	6,075	28,541
Cash and Cash Equivalents at Beginning of Period	49,276	46,428
Cash and Cash Equivalents at End of Period	$55,351	$74,969

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2019	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$55,351	$49,276
Receivables, net	185,771	225,555
Contract assets	60,800	51,929
Inventories	200,753	203,840
Prepaid expenses and other current assets	25,377	24,713
Property and Equipment, net	142,895	143,629
Goodwill	19,936	18,104
Other Intangible Assets, net	21,505	22,188
Other Assets	27,507	24,877
Total Assets	$739,895	$764,111

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$18,067	$34,713
Accounts payable	193,300	197,001
Accrued expenses	38,210	43,196
Long-term debt under credit facilities, less current portion	91,500	91,500
Long-term income taxes payable	9,765	9,765
Other	19,800	18,082
Share Owners’ Equity	369,253	369,854
Total Liabilities and Share Owners’ Equity	$739,895	$764,111

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Lawsuit Proceeds
	Three Months Ended
	September 30,
	2019	2018
Operating Income, as reported	$11,115	$7,032
Less: Pre-tax Settlement Proceeds from Lawsuit	—	92
Adjusted Operating Income	$11,115	$6,940

Net Income excluding Lawsuit Proceeds
	Three Months Ended
	September 30,
	2019	2018
Net Income, as reported	$6,598	$5,069
Less: After-tax Settlement Proceeds from Lawsuit	—	70
Adjusted Net Income	$6,598	$4,999

Return on Invested Capital (ROIC)
	Twelve Months Ended
	September 30,
	2019	2018
Operating Income	$46,143	$39,547
Less: Pre-tax Settlement Proceeds from Lawsuits	$215	$92
Adjusted Operating Income (non-GAAP)	$45,928	$39,455
Tax Effect (1)	$8,920	$9,152
After-Tax Adjusted Operating Income	$37,008	$30,303
Average Invested Capital (2)	$411,735	$326,168
ROIC	9.0%	9.3%

(1) Accumulated tax effect utilizing the applicable quarterly effective tax rates, excludes tax effect of adjusted items including adjustments related to the U.S. Tax Cuts and Jobs Act.
(2) Average Invested Capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.